Exhibit 4.11

Lease Agreement - Appendix

Signed by and between the parties on June 2, 2003

Made and entered into in Jerusalem on October 28, 2015

Between:	R.M.P.A. assets ltd.

Company number 51-1808008

Which address is 12 Hartom St., Mount Hozvim, Jerusalem

(Hereinafter referred to for the sake of brevity as "the Lessor")

On the one hand

And:	Intec Pharma Ltd. (formerly Intec Pharmaceuticals (2000) Ltd)

Corporation number 513022780

Which address is 12 Hartom St., Mount Hozvim, Jerusalem

(Hereinafter referred to for the sake of brevity as "the Lessee")

On the other hand

Whereas the parties have signed a lease agreement ("Lease Agreement") on date June 2, 2003, pursuant to which the lessee rented rental spaces located on the 1st floor and 2nd floor of the building built on the plot known as " R.M.P.A. building" (to be called hereinafter: "The building"), a warehouse and parking spaces, all as set forth in the Lease Agreement and its appendices;

Whereas the lessee is interested to extend the lease period and furthermore rent additional space on the second floor of the building;

Whereas the lessor has agreed to extend the lease period and to lease additional space to the lessee in accordance with the terms set out specifically in this appendix;

Therefore, it was agreed, declared and stipulated between the parties as follows: -

1.	The lease period will be extended by an additional 30 months period, commencing from January 1, 2016 and until June 30, 2018.

2.	The Lessee is granted an option to extend the Lease Period by a further 12 months period, commencing on July 1, 2018 and until June 30. 2019 (hereinafter: "the "option period "). The option will be exercised automatically unless the lessee notified the lessor that he does not intend to exercise the option, at least 150 days prior to the expiry of the lease period.

3.	All payments in respect of the leased property, as defined in the Lease Agreement, the appendices and addenda thereto, shall remain unchanged during the additional lease period. The rental fee, management fees, parking spaces and the warehouse will increase by 5% over the increase in the index during the option period as it would be exercised.

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4.	As from January 1, 2016, an additional space (hereinafter: the "additional space") on the second floor of the building, consisting of an area of approximately 78 square meters (m2) gross, will be added to the leased property , in accordance with the attached sketch. This space will be added to the currently leased space of 1,814 m2 gross, 10 m2 warehouse and 19 parking spaces. There may be a possibility of advancing the delivery date of the additional space, by a written notice to the lessor, 30 days in advance.

5.	After the signing of the parties to this Appendix and after the delivery of the additional space on the 2nd floor, the property will be deemed as inclusive of the additional space, as if it was included in the Lease Agreement from the outset.

6.	The additional space shall be leased to the lessee in its AS-IS condition, and all the adjustments that the lessee requires, will be carried out by the lessee and at his expense. The separation of the additional space from the rest of the office space will be carried out by the lessee and at his expense.

7.	The lessee states that he is aware that the additional space is installed with central air conditioning system which is not connected to the chillers' system of the building. Should the lessee chooses to connect the additional space to the air chillers' system, he will have to carry out the change himself and at his own expense, as well as submit work plans for the lessor's approval, prior to the execution of the work.

8.	The rental fees, their Linkage, the management fees and the remaining provisions of the Lease Agreement shall apply in their entirety to this Appendix and nothing in this appendix shall derogate and / or modify the provisions of the Lease Agreement, with the exception regarding the extension of the period and the addition of the supplement space leased by the lessee from the lessor.

/s/ Yair Hadar	/s/ Oren Mohar
The Lessor	The Lessee

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